Exhibit 99

Rocky Brands, Inc. Announces Second Quarter 2026 Results

Net Sales Increased 12.0% to $118.4 Million

Wholesale Segment Sales Increased 7.9% to $78.8 Million

Retail Segment Sales Increased 21.8% to $36.2 Million

NELSONVILLE, Ohio, July 28, 2026 – Rocky Brands, Inc. (NASDAQ: RCKY) today announced financial results for its second quarter ended June 30, 2026.

Second Quarter 2026 Overview

●	Net sales increased 12.0% to $118.4 million versus $105.6 million in the year-ago quarter
●	Gross margin increased to 51.4% of net sales compared to 41.0% of net sales in the year-ago quarter
●	Income from operations increased to $19.7 million compared to $7.2 million in the year-ago quarter
●	Net income increased to $13.9 million, or $1.83 per diluted share, as compared to net income of $3.6 million, or $0.48 per diluted share, in the year-ago quarter
●	Adjusted net income increased to $14.4 million, or $1.90 per diluted share, as compared to $4.1 million, or $0.55 per diluted share, in the year-ago quarter
●	Inventories as of June 30, 2026 decreased 7.1% to $173.5 million compared to $186.8 million at June 30, 2025
●	Total debt as of June 30, 2026 decreased 7.6% to $122.4 million compared to $132.5 million at June 30, 2025

"Our second quarter performance was highlighted by 12% sales growth as demand further accelerated from the strong trends we experienced last year and early in 2026,” said Jason Brooks, Chairman, President and Chief Executive Officer. “Several of our brands grew strong double digits led by XTRATUF and followed by Georgia Boot and Rocky, as well as our Lehigh safety shoe business. Selling was robust across channels with particular strength on our direct-to-consumer websites, while strong bookings in the quarter will provide good Wholesale segment momentum for the second half of the year. The significant year-over-year improvement in earnings reflects the positive impact from the actual and expected recovery of IEEPA tariffs recognized in the second quarter. These refunds more than offset the incremental costs incurred as a result of adjusting our initial manufacturing, sourcing, and shipping plans to meet customer demand.”

Second Quarter 2026 Review

Second quarter 2026 net sales increased 12.0% to $118.4 million compared with $105.6 million in the second quarter of 2025. Wholesale segment net sales for the second quarter increased 7.9% to $78.8 million compared to $73.1 million in the second quarter of 2025. Retail segment net sales for the second quarter increased 21.8% to $36.2 million compared to $29.7 million in the second quarter of 2025. Contract Manufacturing segment net sales for the second quarter increased 17.2% to $3.3 million compared to $2.8 million in the second quarter of 2025.

Gross margin in the second quarter of 2026 was $60.8 million, or 51.4% of net sales, compared to $43.3 million, or 41.0% of net sales, for the same period last year. The increase in gross margin as a percentage of net sales was primarily due to the recognition of actual and expected IEEPA tariff refunds, which lowered cost of goods sold in the current quarter, partially offset by tariff costs and sourcing variances. The net impact of the tariff activity in the second quarter of 2026 was an approximate $15.0 million reduction to cost of goods sold.

Operating expenses were $41.1 million, or 34.7% of net sales, for the second quarter of 2026 compared to $36.1 million, or 34.2% of net sales, for the same period a year ago. Excluding $0.7 million of acquisition-related amortization in the second quarter of 2026 and 2025, adjusted operating expenses were $40.4 million, or 34.2% of net sales, in the current year period and $35.4 million, or 33.5% of net sales, in the year-ago period. The increase in operating expenses as a percentage of net sales was due to an approximate $1.1 million write-off of accounts receivable associated with a customer bankruptcy in the second quarter of 2026.

Income from operations for the second quarter of 2026 was $19.7 million, or 16.6% of net sales, compared to $7.2 million, or 6.8% of net sales, for the same period a year ago. Adjusted income from operations for the second quarter of 2026 was $20.4 million, or 17.2% of net sales, compared to adjusted income from operations of $7.8 million, or 7.4% of net sales, a year ago, reflecting the net impact of tariffs, including the recognition of the aforementioned tariff refunds, in the second quarter of 2026.

Interest expense for the second quarter of 2026 was $2.1 million compared with $2.5 million for the prior year period. The decrease in interest expense was driven by lower debt levels.

The Company reported second quarter 2026 net income of $13.9 million, or $1.83 per diluted share, compared to $3.6 million, or $0.48 per diluted share, in the second quarter of 2025. Adjusted net income for the second quarter of 2026 was $14.4 million, or $1.90 per diluted share, compared to $4.1 million, or $0.55 per diluted share, in the year-ago period.

Balance Sheet Review

Cash and cash equivalents were $2.6 million as of June 30, 2026 compared to $2.8 million and $2.9 million as of June 30, 2025 and December 31, 2025, respectively.

Other receivables were $20.1 million as of June 30, 2026 compared to $0.1 million and $5.0 million as of June 30, 2025 and December 31, 2025, respectively. The increase in other receivables as of June 30, 2026 compared to June 30, 2025 and December 31, 2025 was primarily due to the IEEPA tariff refund receivable.

As of June 30, 2026, total debt, net of unamortized debt issuance costs of $1.5 million, was $122.4 million, consisting of a $22.6 million senior term loan and $101.3 million of borrowings under the Company's senior secured asset-backed credit facility. As of June 30, 2026, total debt, net of unamortized debt issuance costs, was down 7.6% from June 30, 2025, and was down 0.2% compared to December 31, 2025.

Inventories as of June 30, 2026, were $173.5 million, down 7.1% compared to $186.8 million on the same date a year ago and down 4.2% compared to $181.1 million as of December 31, 2025.

Conference Call Information

The Company's conference call to review second quarter 2026 results will be broadcast live over the internet today, Tuesday, July 28, 2026, at 4:30 pm Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 704-4453 (domestic) or (201) 389-0920 (international). The conference call will also be available to interested parties through a live webcast at www.rockybrands.com. Please visit the website and select the “Investors” link at least 15 minutes prior to the start of the call to register and download any necessary software.

About Rocky Brands, Inc.

Rocky Brands, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well recognized brand names. Brands in the portfolio include Rocky®, Georgia Boot®, Durango®, Lehigh®, The Original Muck Boot Company®, XTRATUF® and Ranger®. More information can be found at RockyBrands.com.

Safe Harbor Language

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management and include statements in this press release regarding the Company's expectation that strong bookings in the second quarter will provide momentum for the second half of the year (Paragraph 2). These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2025 (filed March 11, 2026) and quarterly report on Form 10-Q for the quarter ended March 31, 2026 (filed May 5, 2026). One or more of these factors have affected historical results and could in the future affect the Company’s businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation or warranty by the Company or any other person that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

Company Contact:	Tom Robertson
Chief Operating Officer, Chief Financial Officer and Treasurer
(740) 753-9100

Investor Relations:	Brendon Frey
ICR, Inc.
(203) 682-8200

Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	June 30,	December 31,	June 30,
	2026	2025	2025
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$2,627	$2,902	$2,779
Trade receivables – net	76,887	77,055	66,367
Other receivables	20,084	4,952	142
Inventories – net	173,525	181,134	186,836
Income tax receivable	-	1,050	-
Prepaid expenses	5,506	3,623	5,345
Total current assets	278,629	270,716	261,469
LEASED ASSETS	7,497	4,175	4,724
PROPERTY, PLANT & EQUIPMENT – net	52,360	49,929	50,908
GOODWILL	47,844	47,844	47,844
IDENTIFIED INTANGIBLES – net	101,639	103,033	104,428
OTHER ASSETS	1,939	1,791	1,647
TOTAL ASSETS	$489,908	$477,488	$471,020

LIABILITIES AND SHAREHOLDERS' EQUITY:
CURRENT LIABILITIES:
Accounts payable	$58,747	$52,958	$61,483
Current portion of long-term debt	8,361	8,361	8,361
Accrued expenses and other liabilities	26,759	34,813	24,931
Total current liabilities	93,867	96,132	94,775
LONG-TERM DEBT	114,030	114,281	124,167
LONG-TERM LEASES	5,110	1,727	2,156
DEFERRED INCOME TAXES	12,381	12,381	10,044
DEFERRED LIABILITIES	888	879	813
TOTAL LIABILITIES	226,276	225,400	231,955
SHAREHOLDERS' EQUITY:
Common stock, no par value;	-	-	-
25,000,000 shares authorized; issued and outstanding June 30, 2026 - 7,487,899; December 31, 2025 - 7,505,139; June 30, 2025 - 7,461,167
Additional paid-in-capital	74,935	76,090	74,470
Retained earnings	188,697	175,998	164,595
Total shareholders' equity	263,632	252,088	239,065
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$489,908	$477,488	$471,020

Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
NET SALES	$118,368	$105,647	$242,769	$219,720
COST OF GOODS SOLD	57,564	62,366	136,531	129,431
GROSS MARGIN	60,804	43,281	106,238	90,289

OPERATING EXPENSES	41,119	36,125	82,919	74,427

INCOME FROM OPERATIONS	19,685	7,156	23,319	15,862

INTEREST EXPENSE AND OTHER – net	(1,995)	(2,519)	(4,029)	(4,874)

INCOME BEFORE INCOME TAX EXPENSE	17,690	4,637	19,290	10,988

INCOME TAX EXPENSE	3,809	1,029	4,151	2,438

NET INCOME	$13,881	$3,608	$15,139	$8,550

INCOME PER SHARE
Basic	$1.85	$0.48	$2.01	$1.15
Diluted	$1.83	$0.48	$1.99	$1.14

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING

Basic	7,509	7,461	7,522	7,460
Diluted	7,598	7,493	7,607	7,493

Rocky Brands, Inc. and Subsidiaries

Reconciliation of GAAP Measures to Non-GAAP Measures

(In thousands, except share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025

OPERATING EXPENSES
OPERATING EXPENSES, AS REPORTED	$41,119	$36,125	$82,919	$74,427
LESS: ACQUISITION-RELATED AMORTIZATION	(692)	(692)	(1,384)	(1,384)
ADJUSTED OPERATING EXPENSES	$40,427	$35,433	$81,535	$73,043

INCOME FROM OPERATIONS, AS REPORTED	$19,685	$7,156	$23,319	$15,862

ADJUSTED INCOME FROM OPERATIONS	20,377	7,848	24,703	17,246

NET INCOME
NET INCOME, AS REPORTED	$13,881	$3,608	$15,139	$8,550
TOTAL NON-GAAP ADJUSTMENTS	692	692	1,384	1,384
TAX IMPACT OF ADJUSTMENTS	(149)	(154)	(298)	(307)
ADJUSTED NET INCOME	$14,424	$4,146	$16,225	$9,627

NET INCOME PER SHARE, AS REPORTED
BASIC	$1.85	$0.48	$2.01	$1.15
DILUTED	$1.83	$0.48	$1.99	$1.14

ADJUSTED NET INCOME PER SHARE
BASIC	$1.92	$0.56	$2.16	$1.29
DILUTED	$1.90	$0.55	$2.13	$1.28

WEIGHTED AVERAGE SHARES OUTSTANDING
BASIC	7,509	7,461	7,522	7,460
DILUTED	7,598	7,493	7,607	7,493

Use of Non-GAAP Financial Measures

In addition to GAAP financial measures, we present the following non-GAAP financial measures: "non-GAAP adjusted operating expenses," "non-GAAP adjusted income from operations," "non-GAAP adjusted net income," and "non-GAAP adjusted net income per share." Adjusted results exclude the impact of items that management believes affect the comparability or underlying business trends in our consolidated financial statements in the periods presented. We believe that these non-GAAP measures are useful to management and investors and other users of our consolidated financial statements as an additional tool for evaluating operating performance. We believe they also provide a useful baseline for analyzing trends in our operations.

Investors should not consider these non-GAAP measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. See "Reconciliation of GAAP Measures to Non-GAAP Measures" accompanying this press release.

	Definition	Usefulness to management and investors
Acquisition-related amortization

Amortization of acquisition-related intangible assets consists of amortization of intangible assets such as brands and customer relationships acquired in connection with the acquisition of the performance and lifestyle footwear business of Honeywell International Inc. Charges related to the amortization of these intangibles are recorded in operating expenses in our GAAP financial statements. Amortization charges are recorded over the estimated useful life of the related acquired intangible asset and are generally recorded over multiple years.

We excluded amortization charges for our acquisition-related intangible assets for purposes of calculating certain non-GAAP measures because these charges are inconsistent in size and are significantly impacted by the valuation of our acquisition. These adjustments facilitate a useful evaluation of our current operating performance and comparison to past operating performance and provide investors with additional means to evaluate cost and expense trends.